Aflac Incorporated 2007 Form 10-K

EXHIBIT 10.33

Aflac Consulting Arrangement with E. Stephen Purdom

In the fourth quarter of 2007, Aflac entered into a consulting arrangement with Mr. E. Stephen Purdom, an independent member of Aflac Incorporated’s board of directors. Mr. Purdom has been retained as a special consultant for the purpose of helping Aflac Japan with: (1) marketing and sales force development and (2) underwriting and claims. The term of the agreement is for the fourth quarter of 2007 and the first two quarters of 2008. The compensation has been established at $40,000 per quarter.

EXH 10.33-1